Exhibit 99.1 Maxygen, Inc. 515 Galveston Drive Redwood City, CA 94063 650.298.5300 main 650.364.2715 fax www.maxygen.com

Maxygen Reports Third Quarter 2011 Financial Results

REDWOOD CITY, Calif., November 7, 2011 – Maxygen, Inc. (Nasdaq: MAXY), a biotechnology company, today announced financial and business results for the quarter ended September 30, 2011.

Third Quarter 2011 Financial Results

Maxygen reported a net loss attributable to Maxygen, Inc. of $2.3 million, or $0.08 per share, for the third quarter of 2011, compared to a net loss attributable to Maxygen, Inc. of $546,000, or $0.02 per share, for the same period in 2010. The net loss for the third quarter of 2011 primarily reflects a loss from continuing operations before income taxes of $1.1 million, plus a net tax expense of $1.2 million, which consists of a $1.9 million tax expense reported within discontinued operations offset by a $727,000 tax benefit reported within continuing operations.

Maxygen had total revenue of $555,000 in the third quarter of 2011, compared to $734,000 of revenue for the same period in 2010. Revenue in the 2011 period consisted primarily of the final payment received from AltraVax, Inc. in July 2011 in connection with its acquisition of substantially all of the company’s vaccines assets in January 2010. Revenue in the 2010 period consisted primarily of a non-refundable option fee received from Cangene Corporation in 2009, which Maxygen recognized in the third quarter of 2010 as a result of the termination of a prior option and license agreement with Cangene in July 2010. The 2010 period also included related party revenue under Maxygen’s prior license agreement with Codexis, Inc., which was terminated in October 2010.

Total operating expenses from continuing operations for each of the three month periods ended September 30, 2011 and 2010 was $2.4 million. Operating expenses in the 2011 period included expenses related to Maxygen’s submission of a proposal to the Biomedical Advanced Research and Development Authority (BARDA) in May 2011 for the potential development of its MAXY-G34 product candidate as a potential medical countermeasure for acute radiation syndrome (ARS).

As a result of the acquisition of Maxygen’s interests in Perseid Therapeutics LLC by Astellas Pharma Inc. in May 2011, Maxygen has reclassified the operating results of Perseid and related business activities to discontinued operations in the consolidated financial statements for the three and nine months ended September 30, 2010 and 2011. The assets, liabilities and results of operations and cash flows of Perseid have been reported separately as discontinued operations in Maxygen’s condensed consolidated financial statements for all periods presented. There was no income or loss from discontinued operations before income taxes reported for the third quarter of 2011.

At September 30, 2011, Maxygen held approximately $160.7 million in cash and cash equivalents and remains eligible for a payment of up to $30.0 million from Bayer HealthCare LLC related to the sale of Maxygen’s hematology assets to Bayer in July 2008.

Business Results

On May 3, 2011, Maxygen submitted a proposal to BARDA for a contract for the development of its MAXY-G34 product candidate as a potential medical countermeasure for ARS. The submission is in response to a Broad Agency Announcement (BAA-10-100-SOL-00012) under which BARDA seeks to fund the advanced research and development of potential treatments for the sub-syndromes associated with ARS, including neutropenia. While Maxygen expects to receive a response from BARDA regarding this proposal by the end of the year, the company cannot assure that it will receive a response from BARDA in the expected time period or that any response will include a specific decision by BARDA regarding the proposal or the award of a potential contract under this BAA.

Maxygen, Inc. 515 Galveston Drive Redwood City, CA 94063 650.298.5300 main 650.364.2715 fax www.maxygen.com

In May 2011, Maxygen announced a stock repurchase program under which the company was authorized to purchase up to $10.0 million of its common stock through December 31, 2011. This program was increased to $20.0 million in September 2011. Under this program, Maxygen has repurchased approximately 2.0 million shares of its common stock through September 30, 2011, at an aggregate cost of approximately $11.1 million. This is in addition to the approximately 10.0 million shares repurchased by the company during 2009 and 2010 through open market repurchases, private transactions and a modified “Dutch auction” offer at an aggregate cost of approximately $54.1 million.

In October 2011, the United States Patent and Trademark Office (PTO) issued a Right of Appeal Notice in the inter partes reexamination proceeding for Amgen’s U.S. Pat. No. 7,381,804 that includes a final rejection of all claims in the Amgen patent. Amgen’s patent includes certain claims to mutated granulocyte colony stimulating factor (G-CSF) molecules that potentially cover Maxygen’s MAXY-G34 product candidate, a next-generation, pegylated G-CSF. Maxygen submitted the request to the PTO for an inter partes reexamination of the Amgen patent in 2009. Amgen has appealed the decision to the PTO’s Board of Patent Appeals and Interferences.

About Maxygen

Maxygen is a biotechnology company focused on the potential further development of its MAXY-G34 product candidate, a next-generation pegylated, granulocyte colony stimulating factor, or G-CSF, for the treatment of chemotherapy-induced neutropenia and acute radiation syndrome, or ARS. For more information, please visit our website at www.maxygen.com.

Cautionary Statement Regarding Maxygen Forward-Looking Statements

This document contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations and beliefs of Maxygen’s management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors and uncertainties, among others, could cause actual results to differ materially from those described in the forward-looking statements: whether Maxygen will be awarded a contract under BAA-10-100-SOL-00012 or any similar solicitations and the timing, status and terms of any such award; if Maxygen is awarded a contract, whether it can satisfy any of the conditions of such contract or begin to receive any proceeds from any such contract within any specific period of time; Maxygen’s ability or plans to commence or continue the development of MAXY-G34 for any indication and the timing and status of any such development; the potential utility of MAXY-G34 for the treatment of chemotherapy-induced neutropenia and/or ARS; the potential advantages of such product over existing or future products; the outcome of any appeal or further proceedings related to the inter partes reexamination of Amgen’s U.S. Pat. No. 7,381,804; risks inherent in drug development; unexpected funding delays and/or reductions or elimination of BARDA funding under BAA-10-100-SOL-00012 or similar solicitations; the award of government contracts to Maxygen’s competitors; whether Maxygen will receive any future payments from AltraVax or any portion of the event-based payment from Bayer and the timing of any such payment, and economic, business, competitive, and/or regulatory factors affecting the business of Maxygen and the markets it serves generally, including those set forth in Maxygen’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections, and its Current Reports on Form 8-K and other SEC filings. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. In any forward-looking statement in which Maxygen expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. Maxygen is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

Maxygen, Inc. 515 Galveston Drive Redwood City, CA 94063 650.298.5300 main 650.364.2715 fax www.maxygen.com

Selected Consolidated Financial Information Condensed Consolidated Statements of Operations (in thousands, except per share amounts)
	Three months ended September 30,		Nine months ended September 30,
	2010	2011	2010	2011
	(unaudited)
Revenues:
Related party revenue	$230	$—	2,020	$—
Technology and license revenue	504	555	1,015	558

Total revenues	734	555	3,035	558
Operating expenses:
Research and development	269	7	2,031	1,357
General and administrative	2,094	2,343	6,460	8,121
Restructuring charge	—	—	(98)	—

Total operating expenses	2,363	2,350	8,393	9,478
Loss from operations	(1,629)	(1,795)	(5,358)	(8,920)
Interest income and other income, net	128	703	414	1,261

Loss from continuing operations before income taxes	(1,501)	(1,092)	(4,944)	(7,659)
Income tax benefit for continuing operations	2,878	727	3,175	3,101

Income (loss) from continuing operations	1,377	(365)	(1,769)	(4,558)
Discontinued operations:
Income (loss) from discontinued operations	(1,138)	—	1,559	1,302
Gain on sale of discontinued operations	—	—	—	62,219
Income tax expense for discontinued operations	(1,126)	(1,948)	(1,126)	(4,986)

Income (loss) from discontinued operations	(2,264)	(1,948)	433	58,535

Net income (loss)	(887)	(2,313)	(1,336)	53,977
Net income (loss) attributable to non-controlling interests	(341)	—	(304)	310

Net income (loss) attributable to Maxygen, Inc.	(546)	(2,313)	(1,032)	53,667

Basic net income (loss) per share attributable to Maxygen, Inc.	$(0.02)	$(0.08)	$(0.03)	$1.85
Diluted net income (loss) per share attributable to Maxygen, Inc.	$(0.02)	$(0.08)	$(0.03)	$1.85
Shares used in basic net income (loss) per share calculations	29,402	28,358	30,221	28,976
Shares used in diluted net income (loss) per share calculations	29,598	28,358	30,221	28,976

Maxygen, Inc. 515 Galveston Drive Redwood City, CA 94063 650.298.5300 main 650.364.2715 fax www.maxygen.com

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	September 30,
	2010	2011
	(Note 1)	(unaudited)
Cash and cash equivalents	$102,335	$160,710
Receivable from Perseid	1,127	4
Available-for-sale investment in equity securities	5,468	2,214
Prepaid expenses and other assets	4,772	4,451
Assets of discontinued operations	34,411	—

Total assets	$148,113	$167,379

Distribution payable	2,525	1,176
Liabilities of discontinued operations	12,681	—
Other liabilities	3,140	2,618
Stockholders’ equity	129,767	163,585

Total liabilities and stockholders’ equity	$148,113	$167,379

Note 1: Derived from consolidated audited financial statements as of December 31, 2010.

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Contact:

Linda Chrisman

linda.chrisman@maxygen.com

650.298.5351